Exhibit 99.1

American Spectrum Realty Reports Third Quarter Results

Total Revenues Increased 16% for Quarter

HOUSTON--(BUSINESS WIRE)--November 12, 2010--American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended September 30, 2010.

Total revenue for the three months ended September 30, 2010 increased by $1,323,000, or 16.3%, in comparison to the three months ended September 30, 2009. The increase was due to increases in both third party management and leasing revenues and rental revenue.

Third party management and leasing revenue increased by $902,000 for the three months ended September 30, 2010, compared to the three months ended September 30, 2009. Third Party management and leasing revenue for September 30, 2010 was $973,000 compared to September 30, 2009 of $71,000. Third party management and leasing revenue increased by $3,096,000 for the nine months ended September 30, 2010. Third Party management and leasing revenue for the nine months ending September 30, 2010 was $3,208,000 compared to the nine months ending September 30, 2009 of $112,000. The increase was due to an increase in third party management and leasing revenues attributable to the Company’s third party management and leasing contracts.

The impact of the acquisition and expansion of the third party management business of the Company is a dramatic shift that results and will result in an increase in the fee income and other income not dependent on ownership of real property. Specifically, the square footage under management has increased from 3,221,670 square feet in 2009 to 15,466,130 square feet in the first nine months of 2010. In making this shift, the Company has incurred start-up expenses and additional general and administrative expenses that should not be recurring. The Company has taken steps to reduce costs and eliminate duplication that is expected to reduce operating expenses by approximately $350,000 per month.

Rental revenue increased $291,000 for the three months ended September 30, 2010 in comparison to the three months ended September 30, 2009. The increase was primarily due to $660,000 in revenue generated from real estate assets acquired in 2010. The increase was in large part offset by an increase in rent concessions and by a decrease in occupancy from properties owned for the full three months ended September 30, 2010 and September 30, 2009. Occupancy, on a weighted average basis, was 83% for the third quarter 2009 compared to 82% for the third quarter 2010.

Net loss attributable to common stockholders for the three months ended September 30, 2010 was $2,213,000, or $0.73 per share, compared to $2,382,000, or $0.82 per share, for the three months ended September 30, 2009. Per share data has been adjusted to reflect the Company’s one-for-one stock dividend which became effective on May 7, 2010.

Net loss attributable to common stockholders for the nine months ended September 30, 2010 was $3,879,000, or $1.27 per share, compared to $6,496,000, or $2.25 per share, for the nine months ended September 30, 2009. The net loss for the nine months ended September 30, 2010 included income from discontinued operations of $2,847,000. The income from discontinued operations represented the gain on sale of 5850 San Felipe, net of income tax and the property’s operating results for the first quarter of 2010. 5850 San Felipe, an office property located in Houston, Texas, was sold on March 31, 2010.

Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was ($1,713,000) for the nine months ended September 30, 2010 compared to $187,000 for the nine months ended September 30, 2009. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table sets forth the Company’s calculation of FFO for the nine months ended September 30, 2010 and 2009 (in thousands):

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Net loss attributable to the Company	$(3,879)	$(6,496)
Preferred stock dividends	180	180
Depreciation and amortization from discontinued operations	-	341
Gain from sale of discontinued operations	(4,315)	-
Deferred income tax benefit	(2,952)	(3,933)
Net loss attributable to noncontrolling interests	(1,504)	(856)
Depreciation and amortization	10,757	10,951
FFO	$(1,713)	$187

The decrease in FFO for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 was in large part attributable to the Evergreen acquisition, costs associated with the acquisition of 2620-2630 Fountain View and other business development costs.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self storage, retail properties, and apartments throughout the United States. The company has been publicly traded since 2001. American Spectrum Realty Management, LLC is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for over 130 office, industrial, retail, self-storage, and multi-family properties, totaling over 15 million square feet in 22 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Dollars in thousands, except for share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES:
Rental revenue	$8,307	$8,016	$24,093	$24,451
Third party management and leasing revenue	973	71	3,208	112
Interest and other income	140	10	167	37
Total revenues	9,420	8,097	27,468	24,600

EXPENSES:
Property operating expense	4,703	4,158	12,241	12,030
Corporate general and administrative	2,557	1,002	6,695	2,896
Depreciation and amortization	3,608	3,656	10,757	10,951
Interest expense	3,494	3,393	10,418	10,000
Total expenses	14,362	12,209	40,111	35,877

Loss from continuing operations before deferred income tax benefit	(4,942)	(4,112)	(12,643)	(11,277)

Deferred income tax benefit	1,697	1,458	4,593	3,996

Loss from continuing operations	(3,245)	(2,654)	(8,050)	(7,281)

Discontinued operations:
Income from operations	-	29	173	172
Gain on sale of discontinued operations	-	-	4,315	-
Income tax expense	-	(11)	(1,641)	(63)
Income from discontinued operations	-	18	2,847	109

Net loss, including noncontrolling interests	$(3,245)	$(2,636)	$(5,203)	$(7,172)

Plus: Net loss attributable to noncontrolling interests	1,092	314	1,504	856

Net loss attributable to American Spectrum Realty, Inc.	(2,153)	(2,322)	(3,699)	(6,316)

Preferred stock dividend	(60)	(60)	(180)	(180)

Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(2,213)	$(2,382)	$(3,879)	$(6,496)

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$(0.73)	$(0.83)	$(1.96)	$(2.28)
Income from discontinued operations attributable to American Spectrum Realty, Inc. common stockholders	-	0.01	0.69	0.03
Net loss attributable to American Spectrum Realty, Inc. common stockholders	$(0.73)	$(0.82)	$(1.27)	$(2.25)

Basic and diluted weighted average shares used	2,934,294	2,818,898	2,906,317	2,812,048

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(2,153)	$(2,338)	$(5,710)	$(6,413)
Income from discontinuing operations	$-	$55	$2,011	$97
Net loss	$(2,213)	$(2,382)	$(3,879)	$(6,496)

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200